Exhibit 5.1

[Letterhead of Farris, Vaughan, Wills & Murphy LLP]

January 23, 2013

Tekmira Pharmaceuticals Corporation

Dear Sirs/Mesdames:

Re:     Tekmira Pharmaceuticals Corporation

We have acted as counsel for Tekmira Pharmaceuticals Corporation (the “Company”), a company existing under the Business Corporations Act (British Columbia), and have been asked to give this opinion in connection with the registration on Form S-8 of 2,378,158 common shares of the Company (the “Shares”) issuable pursuant to options granted or to be granted under the Tekmira 2011 Omnibus Share Compensation Plan, the Tekmira Share Option Plan and the Protiva 2000 Incentive Stock Option Plan (collectively, the “Plans”).

In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant. We have also prepared or examined all such documents, corporate records of the Company, certificates of officers of the Company, resolutions of the board of directors of the Company and the shareholders of the Company, and other materials as we consider advisable or relevant. We have also examined such statutes, corporate and public records and other documents including certificates of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed.

For the purposes of the opinions set for below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all actual documents submitted to us as certified, conformed, telecopied or photostatic copies.

We are qualified to express opinions only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein, all as at the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued upon exercise of options in accordance with the Plans and receipt by the Company of the consideration for such Shares, will be validly issued and outstanding as fully paid and non-assessable common shares of the Company.

We hereby consent to the use of our name in the registration statement relating to the Shares and to the filing, as an exhibit to such registration statement, of this opinion.

This opinion is given solely in connection with the transactions referred to herein, and this opinion is limited to the matters expressly set forth herein, and no opinion has been implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any law that may hereafter occur.

Yours truly,

FARRIS, VAUGHAN, WILLS & MURPHY LLP